Exhibit 10.7

DIGITAL PLATFORM DEVELOPMENT AGREEMENT

This Development Agreement (the “Agreement”) is made and entered into as of August 28,2025, by and between OXO, a Wyoming corporation with principal offices at

412 N MAIN ST STE 100, BUFFALO, WY 82834 (the “Client”), and Go-Globe LTD, at

Al Barsha 1 – 325 - Dubai - United Arab Emirates (the “Developer”).

1. Scope of Work

Developer agrees to perform enhancement and maintenance services on the Client’s existing digital platform (the “Platform”). These services include improving user interface components, adding agreed functionality, optimizing performance, resolving software bugs, and providing technical support as outlined in mutually approved project specifications.

2. Term

This Agreement shall commence on September 1, 2025 and continue for three (3) months, unless extended by mutual written agreement between the Parties.

3. Compensation

The total compensation for the Services rendered under this Agreement shall be Seven Thousand Five Hundred U.S. Dollars (US $7,500), payable in one lump sum within thirty (30) days after completion and acceptance of all Services and deliverables.

No payments or obligations shall arise prior to the completion of the Services.

4. Deliverables

Developer shall provide weekly progress updates and deliver the enhanced version of the Platform to the Client by the end of the Term, together with all source code, documentation, and related materials.

5. Ownership and Intellectual Property

All deliverables, source code, updates, and documentation created by Developer under this Agreement shall be deemed ‘work made for hire’ and shall be the sole property of OXO. Developer hereby assigns to Client all rights, title, and interest in and to such deliverables.

6. Confidentiality

Developer agrees to maintain in strict confidence all information regarding the Platform, Client’s technology, and business operations, and shall not disclose or use such information except for the performance of this Agreement.

7. Warranties

Developer warrants that all deliverables will be original, functional, and free of material defects for a period of ninety (90) days after final delivery.

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8. Independent Contractor

Developer is an independent contractor and not an employee, agent, joint venturer, or partner of the Client. Developer shall be solely responsible for all taxes, insurance, and other obligations arising from its performance under this Agreement.

9. Termination

Either Party may terminate this Agreement upon ten (10) days’ written notice if the other Party materially breaches any provision and fails to cure such breach within the notice period.

10. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

OXO (Client)

By: /s/ Aleksejus Klimanovas
Aleksejus Klimanovas
Title: Chief Executive Officer

Go-Globe LTD (Developer)

By: /s/ Stevan Vojsic

Title: Design Director

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